Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

FDA CONTINUES REVIEW OF CROFELEMER NEW DRUG

APPLICATION BEYOND PDUFA GOAL DATE OF SEPTEMBER 5, 2012

FDA Action on Crofelemer NDA Anticipated by End of 1Q2013

RALEIGH, NC, September 5, 2012 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Food and Drug Administration has advised the Company that its New Drug Application (NDA) for crofelemer 125 mg tablets, for the proposed indication of symptomatic relief of non-infectious diarrhea in patients with HIV/AIDS on anti-retroviral therapy, is still under review and that a final action will not be taken by the scheduled Prescription Drug User Fee Act (PDUFA) goal date of September 5, 2012.

Bill Forbes, Pharm. D., Executive Vice President, Medical, Research and Development, and Chief Development Officer, Salix, stated, “The FDA continues to work collaboratively with Salix to progress this important product through its full review. By taking no action at this time, the FDA has allowed for the currently ongoing dialogue between Salix and the FDA to continue.

“The continuing dialogue should allow further collaboration between us and the Agency, a collaboration that has resulted in substantial progress in handling topics important to crofelemer as well as to botanical products in general. The primary topic is the production and control of the crofelemer active pharmaceutical ingredient, a complex mixture that is the first botanical product to be reviewed by the Agency for oral use. This focus is needed to ensure compliance with the manufacturing and product quality requirements of the Food, Drug & Cosmetic Act. Both Salix and the FDA are committed to a robust level of cooperation and data exchange with the goal of providing crofelemer to patients suffering from the very important unmet need of the indication for which we are seeking approval. Our efforts to date have advanced both the chemical and the regulatory science methods available to ensure the quality and clinical usefulness of crofelemer and, potentially, other botanical products.

“We look forward to this continuing collaboration, and at this time anticipate an action by the FDA on our NDA by the end of the first quarter of 2013.”

About Crofelemer

Crofelemer is a first-in-class anti-diarrheal botanical drug substance. Crofelemer has minimal absorption and no effect on gut motility. Crofelemer’s mechanism of action is through inhibition of both the cystic fibrosis transmembrane conductance regulator protein (CFTR) chloride ion channel and the calcium-activated chloride ion channels (CaCC). Crofelemer acts by blocking chloride ion channel secretion and accompanying high volume water loss in diarrhea, normalizing the flow of chloride ions and water in the GI tract.

About Diarrhea in HIV/AIDS Patients

Diarrhea remains a common problem for patients with HIV/AIDS that often negatively impacts their quality of life and can lead to discontinuation or premature switching of anti-retroviral therapy (ART) regimens. Approximately 1.2 million people in the United States are living with HIV/AIDS and ~40% of those patients suffer from either episodic or chronic diarrhea. This condition can not only significantly reduce quality of life, but also result in weight loss, depression, reduced social interaction, and often increase direct and indirect healthcare costs.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam, RELISTOR® , Lumacan® and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our web site, Twitter feed and Facebook page is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation; market acceptance for approved products; and generic and other competition in an increasingly global industry. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.